Exhibit  11


                  MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

                         COMPUTATION OF EARNINGS PER SHARE
                   Primary and Fully Diluted Earnings Per Share
         For the Three Months and Six Months Ended June 30, 1996 and 1995
                   (Amounts in thousands except per share data)


                                      Three Months Ended       Six Months Ended
                                            June 30                June 30
                                        1996       1995       1996        1995

Shares for computation of primary
  and fully diluted earnings
  per share:

     Weighted average number of
       shares outstanding             160,500    158,800     160,500    158,800

     Common stock equivalents:
       Shares issuable assuming
         conversion of debentures       4,200      4,200       4,200      4,200
       Stock options                      880        700         880        700

         Total shares for primary
          and fully diluted earnings
          per share computation       165,580    163,700     165,580    163,700

Income from continuing operations     $68,000    $57,410    $130,000   $127,330

Add back of debenture interest, net     1,400      1,400       2,900      2,900

         Adjusted earnings from
           continuing operations       69,400     58,810     132,900    130,230

Income from operations of
  discontinued segment                  ---        5,990       ---       10,470

         Earnings attributable to
           common stock               $69,400    $64,800    $132,900   $140,700


Primary and fully diluted earnings
  per share:

  Continuing operations                  $.42       $.36        $.80       $.80

  Discontinued operations                 --        $.04         --        $.06

         Primary and fully diluted
           earnings per share            $.42       $.40        $.80       $.86

         Earnings per share as reported  $.42       $.40        $.81       $.87


     This calculation is submitted in accordance with Regulation S-K
Item 601(b)(11), although not required by APB Opinion No. 15, inasmuch as dilution for any period was less than 3 percent.